Exhibit 5.3

Our File Number: 10024752-31

November 1, 2017

Molson Coors Brewing Company

1801 California Street, Suite 4600

Denver, Colorado, USA  80202

Dear Sirs:

Re:                             Offer to Exchange USD $500,000,000 1.900% Senior Notes due 2019, USD $500,000,000 2.250% Senior Notes due 2020 (collectively, the “USD Notes”) and €500,000,000 Senior Floating Rate Notes due 2019 (the “Euro Notes”, and collectively with the USD Notes, the “Notes”) issued by Molson Coors Brewing Company

We have acted as local counsel to Molson Coors International General, ULC (“International General”), Molson Coors Callco ULC (“Callco”), and Coors International Holdco 2, ULC (“International Holdco 2” and collectively with International General and Callco, the “Nova Scotia Companies”) in the Province of Nova Scotia in connection with:

1.              a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) dated as of November 1, 2017, covering the exchange of the Notes (the “Registration Statement”;

2.              an indenture dated as of March 15, 2017 (the “USD Indenture”), between, inter alios, Molson Coors Brewing Company (the “Company”), as Issuer, the Nova Scotia Companies, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee for the USD Notes, which include the guarantees of each Guarantor (the “USD Guarantees”); and

3.              an indenture dated as of March 15, 2017 (the “Euro Indenture”, and collectively with the USD Indenture, the “Indentures”), between, inter alios, the Company, as Issuer, the Nova Scotia Companies, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee for the Euro Notes, which include the guarantees of each Guarantor (the “Euro Guarantees” and collectively with the USD Guarantees, the “Guarantees”).

The Registration Statement, the Indentures and the Guarantees are collectively referred to in this opinion as the “Documents”.

A.                                    Jurisdiction

We are solicitors qualified to practise law in the Province of Nova Scotia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable in the Province of Nova Scotia.

B.                                    Scope of Examinations

In connection with the opinions expressed below, we have considered such questions of law and examined originals or copies of each of the Documents and of such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including:

a)             certificates of status (collectively, the “Certificates of Status”) for each of the Nova Scotia Companies issued on behalf of the Registrar of Joint Stock Companies for the Province, each dated October 31, 2017;

b)             the memorandum of association and the articles of association of each of the Nova Scotia Companies (collectively, the “Constating Documents”);

c)              resolutions of the directors of each of the Nova Scotia Companies, dated March 6, 2017, authorizing the execution and delivery of the Indentures and performance of its obligations under the Guarantees; and

d)             certificates of an officer of each of the Nova Scotia Companies, each dated November 1, 2017 (collectively, the “Officer’s Certificates”).

C.                                    Assumptions and Reliances

For purposes of the opinions expressed in this letter, we have assumed:

1.              the legal capacity of all individuals;

2.              the genuineness of all signatures and the authenticity of all documents submitted to us as originals;

3.              the conformity to authentic original documents of all documents submitted to us as copies; and

4.              the currency, completeness and accuracy of all statements of fact set forth in the Officer’s Certificates.

We have not maintained or, for the purposes of this opinion, reviewed the minute books or records of the Nova Scotia Companies. In expressing our opinions below, we have relied exclusively on the Officers’ Certificates with respect to certain factual matters, copies of which have been delivered to you. For greater certainty, we have assumed, without further investigation, that the constating documents and resolutions of each of the Nova Scotia Companies are as described in the Officers’ Certificates and all other statements set forth in each of the Officers’ Certificates are current, accurate and true.

We have not undertaken any independent investigations to verify the accuracy or completeness of the foregoing assumptions.

D.                                    Opinions

On the basis of the foregoing we are of the opinion that (i) each of the Nova Scotia Companies is an unlimited liability company duly incorporated and validly existing under the laws of the Province of Nova Scotia, is qualified to do business and is in good standing as to the filing of annual returns and the payment of annual fees in the Province of Nova Scotia; (ii) each of the Nova Scotia Companies has full corporate power and capacity to execute and deliver the Indentures; and (iii) each of the Nova Scotia Companies has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Indentures and the Guarantees.

The opinions expressed in this opinion letter are given solely for the benefit of the addressee hereof in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company with the Commission on or about the date hereof.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ COX & PALMER